Exhibit 99.1

K12 Inc. Reports Second Quarter Fiscal 2013 Results, Updates Fiscal Year 2013 Guidance and Provides Third Quarter Fiscal 2013 Outlook

Q2 Revenues Increase 23.7 percent to $206.0 million on Continued Strong Enrollment in Core Business

Diluted Earnings Per Share Grew from $0.11 to $0.24

HERNDON, Va.--(BUSINESS WIRE)--February 5, 2013--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the second fiscal quarter ended December 31, 2012.

Summary Financial Results for the Second Quarter of Fiscal Year 2013

Revenues grew to $206.0 million, an increase of $39.5 million, or 23.7 percent, as compared to $166.5 million for the prior year period.

EBITDA (see reconciliation below) was $32.5 million, an increase of $10.7 million, or 49.1 percent, as compared to $21.8 million for the prior year period.

Operating income was $16.3 million, an increase of $9.2 million, or 129.6 percent as compared to $7.1 million for the prior year period.

Net income to common and Series A stockholders was $9.5 million, an increase of $5.3 million, or 126.2 percent, as compared to $4.2 million in the prior year period.

Diluted earnings per share were $0.24, an increase of $0.13, or 118.2 percent, as compared to $0.11 in the prior year period.

Comments from Management

Nate Davis, Executive Chairman of the Board, commented: “From our new pre-K learning curriculum to the high school and school districts curriculum, K12 delivers a full range of individualized learning techniques to students and educators. Revenue for the quarter grew close to 24 percent year over year while operating margins grew to 7.9 percent from 4.3 percent, which in turn is driving increased returns on invested capital. We will continue to execute with excellence both our academic mission and operational strategy to reward our stockholders with a profitable growth business.”

Financial Results for the Three Months ended December 31, 2012 (Second Quarter Fiscal Year 2013)

Revenues for the second quarter of FY 2013 were $206.0 million, an increase of $39.5 million or 23.7 percent. This increase was primarily due to organic revenue growth of $36.9 million, or 26.2 percent, in our core Managed Public Schools business and the comparative impact of state funding reductions in the prior year period. The growth in Managed Public Schools revenue was driven by a 13.6 percent growth in average student enrollments and an increase in average revenue per student. Our International and Private Pay Schools revenue increased $1.2 million, or 13.1 percent, due to a 10.9 percent increase in total student enrollments. Revenue in our Institutional Sales grew by $1.4 million, or 8.6 percent, from continued expansion into additional school districts.

Instructional costs and services expenses for the second quarter of FY 2013 were $122.8 million, an increase of $23.9 million, or 24.2 percent, as a result of an increase in the number of enrollments.

Selling, administrative, and other operating expenses for the second quarter of FY 2013 were $61.4 million, an increase of $8.5 million, or 16.1 percent, over the same period in the prior year. As a percentage of revenues, selling, administrative, and other operating expenses decreased to 29.8 percent from 31.8 percent for the three months ended December 31, 2012 and 2011, respectively.

Product development expenses for the second quarter of FY 2013 were $5.6 million, a decrease of $2.0 million, or 26.3 percent, over the same period in the prior year. The decrease was primarily due to an increase in the number of development projects that qualified for cost capitalization than in the prior year period, and a decrease in the amount of systems development expense in connection with the implementation phase of our Enterprise Resource Planning (ERP) system. As a percentage of revenues, product development expenses decreased to 2.7 percent from 4.5 percent for the three months ended December 31, 2012 and 2011, respectively.

EBITDA, a non-GAAP measure (see reconciliation below), for the second quarter of FY 2013 was $32.5 million, an increase of 49.1 percent and increased as a percentage of revenue to 15.8 percent from 13.1 percent.

Operating income was $16.3 million for the second quarter of FY 2013, an increase of $9.2 million or 129.6 percent. Depreciation and amortization were $16.2 million, an increase of $1.6 million or 10.6 percent.

Income tax expense was $6.7 million for the second quarter of FY 2013, representing an effective tax rate of 41.8 percent. Income tax expense for the second quarter of FY 2012 was $3.0 million, representing an effective tax rate of 43.4 percent. The decrease in the tax rate was primarily due to the positive impact of international operations and a change in non-deductible expenses between the periods.

Net income attributable to common and Series A stockholders grew by 126.2 percent to $9.5 million as compared to net income of $4.2 million in the prior year period due to the factors mentioned above.

Diluted net income attributable to common stockholders per share was $0.24 for the second quarter of FY 2013 as compared to $0.11 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Financial Results for the Six Months ended December 31, 2012 (First Half of Fiscal Year 2013)

Revenues for the six months ended December 31, 2012 were $427.1 million, an increase of $67.3 million or 18.7 percent over the prior year period. This increase was primarily due to organic revenue growth of $65.2 million, or 21.7 percent, in our core Managed Public Schools business, and the comparative impact of state funding reductions in the prior year period. The growth in Managed Public Schools revenue was driven by a 13.8 percent increase in average student enrollments and an increase in average revenue per student. Our International and Private Pay Schools revenue increased $2.2 million, or 11.1 percent, due to a 6.2 percent increase in total student enrollments. Revenue growth year over year in our Institutional Sales was partially offset by a decrease in perpetual license sales compared to the prior year period.

Instructional costs and services expenses for the six months ended December 31, 2012 were $241.4 million, an increase of $41.4 million or 20.7 percent over the prior year period. This increase was primarily attributable to the growth in revenue during the period and the advance hiring of teachers in early fiscal 2013. As a percentage of revenue, these costs increased to 56.5 percent from 55.6 percent.

Selling, administrative, and other operating expenses for the six months ended December 31, 2012 were $151.0 million, an increase of $20.3 million, or 15.5 percent, over the same period in the prior year. As a percentage of revenues, these expenses decreased to 35.4 percent from 36.3 percent for the six months ended December 31, 2012 and 2011, respectively.

Product development expenses, for the six months ended December 31, 2012 were $9.7 million, a decrease of $4.1 million or 29.7 percent over the same period in the prior year. The decrease was primarily due to an increase in the number of development projects that qualified for cost capitalization than in the prior year period, and a decrease in the amount of systems development expense in connection with the implementation phase of our ERP system. As a percentage of revenues, product development expenses decreased to 2.3 percent as compared to 3.8 percent for the same period in the prior year.

EBITDA, a non-GAAP measure (see reconciliation below), for the six months ended December 31, 2012 was $56.8 million, an increase of 32.1 percent, and increased as a percentage of revenue to 13.3 percent from 12.0 percent in the prior year.

Operating income was $24.9 million for the six months ended December 31, 2012, an increase of $9.6 million or 62.3 percent. Depreciation and amortization were $31.9 million, an increase of $4.2 million or 15.3 percent.

Income tax expense was $10.6 million for the six months ended December 31, 2012, representing an effective tax rate of 43.3 percent. Income tax expense for the second quarter of FY 2012 was $6.7 million, representing an effective tax rate of 44.8 percent. The decrease in the tax rate between periods was primarily due to the impact of foreign operations in the prior year period and a change in non-deductible expenses between the periods.

Net income attributable to common and Series A stockholders grew by 58.0 percent to $13.9 million as compared to net income of $8.8 million in the prior year period due to the factors mentioned above.

Diluted net income attributable to common stockholders per share was $0.36 for the six months ended December 31, 2012 as compared to $0.23 in the prior year period due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock.

Cash, Capital Expenditures and Capital Leases

As of December 31, 2012, the Company had cash and cash equivalents of $143.2 million, reflecting a decrease of $1.5 million from June 30, 2012 and an increase of $9.3 million from December 31, 2011.

Capital expenditures for the six months ended December 31, 2012 were $25.7 million and was comprised of:

  $4.5 million for property and equipment,
  $11.6 million for capitalized software development, and
  $9.6 million for capitalized curriculum.

Capital leases financed additional purchases of $19.2 million during the six months ended December 31, 2012, primarily for computers and software for students.

Revenue and Enrollment Data

Revenue by Business Line

The following table sets forth revenue for the Company’s three sources of revenue -- Managed Public Schools (turn-key management services provided to public schools), Institutional Sales (educational products and services provided to school districts, public schools and other educational institutions that it does not manage), and International and Private Pay Schools (private schools for which it charges student tuition and makes direct consumer sales) -- for the periods indicated:

	Three Months Ended		Change		Six Months Ended		Change
	December 31,		2012 / 2011		December 31,		2012 / 2011
($ in thousands)	2012	2011	$	%	2012	2011	$	%
Managed Public Schools	$177,541	$140,645	$36,896	26.2	$365,302	$300,095	$65,207	21.7
Institutional Business	18,089	16,662	1,427	8.6	40,061	40,143	(82)	(0.2)
International and Private Pay Business	10,398	9,193	1,205	13.1	21,761	19,592	2,169	11.1
Total	$206,028	$166,500	$39,528	23.7%	$427,124	$359,830	$67,294	18.7%

Enrollment Data

The following table sets forth average enrollment data for students in Managed Public Schools and total enrollment data for students in the International and Private Pay Schools for the periods indicated. These figures exclude enrollments from classroom pilot programs and consumer programs.

	Three Months Ended				Six Months Ended
	December 31,				December 31,
	2012	2011	Change	%	2012	2011	Change	%
Managed Public Schools
Average Student Enrollments	119,132	104,836	14,296	13.6%	119,831	105,293	14,538	13.8%

International and Private Pay Schools
Total Student Enrollments	4,403	3,971	432	10.9%	17,399	16,386	1,013	6.2%
Total Semester Course Enrollments	12,138	11,959	179	1.5%	48,170	46,651	1,519	3.3%

Fiscal Year 2013 and Q3 Fiscal Year 2013 Outlook

The Company is updating its previously issued forecast for the current fiscal year:

  Revenue of $840 million to $860 million
  EBITDA of $107 million to $115 million (see GAAP reconciliation below)
  Operating income of $45 million to $50 million
  Depreciation and amortization expense of $64 million to $67 million
  Capital expenditures including capitalized curriculum, capitalized software development, and property and equipment of $50 million to $55 million
  Capitalized leases for student computers of $20 million to $25 million
  Income tax rate of 41% to 42%

The Company is forecasting the following for Q3 FY 2013:

  Revenue of $210 million to $220 million
  EBITDA of $28 million to $32 million

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “continues,” “likely,” “may,” “opportunity,” “potential,” “projects,” “will,” “expects,” “plans,” “intends” and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to: our potential inability to further develop, maintain and enhance our products and brands; the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct by operators in any school in our industry and in any school in which we operate; challenges from virtual public school or hybrid school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding or an obligation to repay funds previously received; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to enter into new contracts or renew existing contracts with schools; risks associated with entering into and executing mergers, acquisitions and joint ventures; failure to successfully integrate mergers, acquisitions and joint ventures; inability to recruit, train and retain quality teachers and employees; uncertainty regarding our ability to protect our proprietary technologies; risks of new, changing and competitive technologies; increased competition in our industry; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 5, 2013, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its second quarter 2013 financial results during a conference call scheduled for Tuesday, February 5, 2013 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial (866) 713-8395 (domestic) or (617) 597-5309 at 8:20 a.m. (ET). The participant pass code is 48785487.

A replay of the call will be available starting on February 5, 2013, through February 12, 2013, at (888) 286-8010 (domestic) or (617) 801-6888 (international) pass code 63276797. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Financial Statements

The financial statements set forth below are not the complete set of K12 Inc.’s financial statements for the quarter and year and are presented below without footnotes. Readers are encouraged to obtain and carefully review K12 Inc.’s Annual Report on Form 10-K for the year ended June 30, 2012, including all financial statements contained therein and the footnotes thereto, filed with the SEC. The Form 10-K may be retrieved from the SEC's website at www.sec.gov or from K12 Inc.’s website at www.k12.com.

	December 31,	June 30,
	2012	2012
	(In thousands, except share and per share data)
ASSETS
Current assets
Cash and cash equivalents	$143,192	$144,652
Restricted cash and cash equivalents	-	1,501
Accounts receivable, net of allowance of $2,970 and $1,624 at December 31, 2012 and June 30, 2012, respectively	223,312	160,922
Inventories, net	29,470	37,853
Current portion of deferred tax asset	12,363	16,140
Prepaid expenses	19,833	11,173
Other current assets	16,000	14,598
Total current assets	444,170	386,839
Property and equipment, net	63,134	55,903
Capitalized software, net	39,639	34,709
Capitalized curriculum development costs, net	62,926	60,345
Intangible assets, net	34,437	36,736
Goodwill	61,501	61,619
Investment in Web International	10,000	10,000
Deposits and other assets	2,902	2,684
Total assets	$718,709	$648,835
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$20,121	$23,951
Accrued liabilities	22,218	13,802
Accrued compensation and benefits	13,296	17,355
Deferred revenue	59,249	25,410
Current portion of capital lease obligations	19,799	15,950
Current portion of note payable	1,138	1,145
Total current liabilities	135,821	97,613
Deferred rent, net of current portion	8,679	6,974
Capital lease obligations, net of current portion	20,619	15,124
Note payable, net of current portion	-	777
Deferred tax liability	34,764	31,591
Other long term liabilities	2,146	1,908
Total liabilities	202,029	153,987
Commitments and contingencies	-	-
Redeemable noncontrolling interest	17,200	17,200
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 36,872,800 and 36,436,933 shares issued and outstanding at December 31, 2012 and June 30, 2012, respectively	4	4
Additional paid-in capital	527,574	519,439
Series A Special Stock, par value $0.0001; 2,750,000 shares authorized, issued and outstanding at December 31, 2012 and June 30, 2012	63,112	63,112
Accumulated other comprehensive (loss) income	(50)	100
Accumulated deficit	(95,293)	(109,161)
Total K12 Inc. stockholders’ equity	495,347	473,494
Noncontrolling interest	4,133	4,154
Total equity	499,480	477,648
Total liabilities, redeemable noncontrolling interest and equity	$718,709	$648,835

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues	$206,028	$166,500	$427,124	$359,830
Cost and expenses
Instructional costs and services	122,799	98,909	241,446	200,016
Selling, administrative, and other operating expenses	61,379	52,925	150,998	130,656
Product development expenses	5,578	7,574	9,746	13,798
Total costs and expenses	189,756	159,408	402,190	344,470
Income from operations	16,272	7,092	24,934	15,360
Interest expense, net	(272)	(236)	(501)	(457)
Income before income tax expense and noncontrolling interest	16,000	6,856	24,433	14,903
Income tax expense	(6,680)	(2,976)	(10,569)	(6,673)
Net income	9,320	3,880	13,864	8,230
Adjust net loss attributable to noncontrolling interest	191	285	4	536
Net income attributable to common stockholders, including Series A stockholders	$9,511	$4,165	$13,868	$8,766
Net income attributable to common stockholders per share, excluding Series A stockholders:
Basic	$0.24	$0.11	$0.36	$0.23
Diluted	$0.24	$0.11	$0.36	$0.23
Weighted average shares used in computing per share amounts:
Basic	36,118,519	35,755,685	36,073,885	35,692,761
Diluted	36,118,519	35,976,779	36,073,885	36,009,878

	Six Months Ended December 31,
	2012	2011
	(In thousands)
Cash flows from operating activities
Net income	$13,864	$8,230
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	31,894	27,668
Stock based compensation expense	5,780	4,724
Excess tax benefit from stock based compensation	(2,532)	(1,232)
Deferred income taxes	9,482	6,433
Provision for doubtful accounts	784	329
Provision for inventory obsolescence	200	9
Provision for student computer shrinkage and obsolescence	502	393
Changes in assets and liabilities:
Accounts receivable	(63,338)	(100,765)
Inventories	8,183	10,341
Prepaid expenses	(8,630)	(3,400)
Other current assets	(1,402)	(5,199)
Deposits and other assets	(217)	151
Accounts payable	(3,838)	(928)
Accrued liabilities	8,403	2,885
Accrued compensation and benefits	(4,058)	575
Deferred revenue	33,529	29,906
Release of restricted cash	1,501	-
Deferred rent	1,945	413
Net cash provided by (used in) operating activities	32,052	(19,467)
Cash flows from investing activities
Purchase of property and equipment	(4,524)	(6,276)
Capitalized software development costs	(11,633)	(8,626)
Capitalized curriculum development costs	(9,628)	(6,469)
Purchase of acquired entity	-	(12,641)
Net cash used in investing activities	(25,785)	(34,012)
Cash flows from financing activities
Repayments on capital lease obligations	(9,851)	(7,884)
Repayments on note payable	(785)	(1,069)
Proceeds from exercise of stock options	607	2,760
Excess tax benefit from stock based compensation	2,532	1,232
Repurchase of restricted stock for income tax withholding	(801)	(580)
Payment of stock registration expense	-	(313)
Net cash used in financing activities	(8,298)	(5,854)
Effect of foreign exchange rate changes on cash and cash equivalents	571	106
Net change in cash and cash equivalents	(1,460)	(59,227)
Cash and cash equivalents, beginning of period	144,652	193,099
Cash and cash equivalents, end of period	$143,192	$133,872

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), plus net interest expense, plus income tax expense, minus income tax benefit, plus depreciation and amortization and noncontrolling interest charges. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our Board of Directors to enable our Board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and
  on an adjusted basis in determining compliance with the terms of our credit agreement.

The following tables provide a reconciliation of net income to EBITDA.

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2012	2011	2012	2011
	(In thousands)		(In thousands)
Net income-K12 Inc.	$9,511	$4,165	$13,868	$8,766
Interest expense, net	272	236	501	$457
Income tax expense	6,680	2,976	10,569	$6,673
Depreciation and amortization	16,235	14,675	31,894	27,668
Noncontrolling interest	(191)	(285)	(4)	(536)
EBITDA	$32,507	$21,767	$56,828	$43,028

	Forecasted Year Ending
	June 30, 2013
	(In Millions)
	Low End of	High End of
	Range	Range
Revenue	$840	$860
Operating expenses	(795)	(810)
Operating income - K12 Inc.	45	50
*Depreciation and amortization	62	65
EBITDA	$107	$115

*Adjustments made to depreciation and amortization for purposes of providing reconciliation in compliance with Regulation G.

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation's largest provider of proprietary curriculum and online education programs for students in kindergarten through high school. Using 21st century tools to prepare 21st century students, K12 provides a new choice for students to learn in a flexible and innovative way, at an individualized pace. K12 provides curriculums and academic services to public and private online schools and districts, traditional classrooms, blended school programs and directly to families. K12 is accredited through AdvancED, the world's largest education community. Additional information on K12 can be found at www.K12.com.

CONTACT:
K12 Inc.
Investor Contact:
Christina L. Parker, 703-483-7077
VP Investor Relations
chparker@k12.com
or
Press Contact:
Jeff Kwitowski, 703-483-7281
SVP Public Relations
jkwitowski@k12.com